Form of Exhibit 8.1

[•], 2024

Sunoco LP

8111 Westchester Drive, Suite 400

Dallas, Texas 75225

Re: Sunoco LP Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Sunoco LP (“Sunoco”), a Delaware limited partnership, with respect to certain legal matters in connection with the Agreement and Plan of Merger, dated as of January 22, 2024 (the “Merger Agreement”), by and among Sunoco, Saturn Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Sunoco (“Merger Sub”), NuStar Energy L.P., a Delaware limited partnership (“NuStar”), Riverwalk Logistics, L.P., a Delaware limited partnership and the sole general partner of NuStar (“NuStar GP”), NuStar GP, LLC, a Delaware limited liability company and the sole general partner of NuStar GP, and Sunoco GP LLC, a Delaware limited liability company and sole general partner of Sunoco (“Sunoco GP”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into NuStar (the “Merger”), with NuStar surviving the Merger as a subsidiary of Sunoco. In connection with the registration statement on Form S-4 [(File No. [ ]-[    ])] [initially filed by Sunoco on [ ], 2024], including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Merger Agreement ([as amended through the date hereof,] the “Registration Statement”), you have requested our opinion as to certain U.S. federal income tax matters.

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by Sunoco and Sunoco GP as to factual matters through a certificate of officers of each of Sunoco and Sunoco GP (the “Sunoco Officer’s Certificate”) and by NuStar and NuStar GP as to factual matters through a certificate of officers of each of NuStar and NuStar GP (the “NuStar Officer’s Certificate” and together with the Sunoco Officer’s Certificate, the “Officer’s Certificates”). In addition, this opinion is based upon the factual representations of Sunoco and NuStar concerning their businesses, properties and governing documents as set forth in the Registration Statement.

In our capacity as counsel to Sunoco, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion, including the Merger Agreement (and any exhibits and schedules thereto), and the Registration Statement and the proxy statement/prospectus. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificates. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. We have further assumed that the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, and the Merger will be effective under the laws of the State of Delaware, and parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

We hereby confirm that all statements of legal conclusions contained in the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of Sunoco Common Unit Ownership” constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificates, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of Sunoco Common Unit Ownership.” We are opining herein only as to the U.S. federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is furnished to you and may be relied on by you in connection with the transactions set forth in the Registration Statement. In addition, this opinion may be relied on by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons receiving Sunoco common units in connection with the transactions contemplated by the Merger Agreement. However, this opinion may not be relied upon for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement and the use of our name in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Vinson & Elkins L.L.P.